Exhibit 5.1

November 29, 2017

Myomo, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of (i) a Registration Statement on Form S-1 (the “Initial Registration Statement”) (File No. 333-221053) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement”, and together with the Initial Registration Statement, the “Registration Statement”) relating to the registration of the offering by Myomo, Inc., a Delaware corporation (the “Company”), of up to (i) 642,083 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share, (ii) warrants (the “Warrants”) to purchase up to 642,083 shares of Common Stock (the “Warrant Shares”) and (iii) warrants (the “Underwriter Warrants”) to purchase up to 12,841 shares of Common Stock (the “Underwriter Warrant Shares” and, collectively with the Shares, the Warrants, the Warrant Shares and the Underwriter Warrants, the “Securities”), including Shares and Warrants purchasable by the underwriter upon its exercise of an over-allotment option granted to the underwriter by the Company. The Securities are being sold to the underwriter named in, and pursuant to, an underwriting agreement between the Company and such underwriter (the "Underwriting Agreement").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, we are of the opinion that:

(1) The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

(2) The Warrants and Underwriter Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

(3) The Warrant Shares have been duly authorized, and when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable. The Underwriter Warrant Shares have been duly authorized, and when and if issued upon exercise of the Underwriter Warrants in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 2 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and assumes future compliance by the Company with all applicable laws, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/Goodwin Procter LLP GOODWIN PROCTER LLP